Exhibit 99.1

Kaman Corporation
Bloomfield, CT
(860) 243-7100

KAMAN REPORTS 2012 FIRST QUARTER RESULTS

First Quarter 2012 Highlights:
•Diluted earnings per share of $0.36 (GAAP); net sales $389 million
•Industrial Distribution achieved record quarterly sales and operating profit
•Aerospace orders remain strong with $156 million received during the quarter
•Full year sales and profit expectations re-affirmed

BLOOMFIELD, Connecticut (April 30, 2012) - Kaman Corp. (NYSE:KAMN) today reported financial results for the first quarter ended March 30, 2012.

Table 1. Summary of Financial Results
In thousands except per share amounts	For the three months ended
	March 30, 2012	April 1, 2011	$ Change
Net sales:
Industrial Distribution	$257,638	$238,870	$18,768
Aerospace	131,084	138,953	(7,869)
Net sales	$388,722	$377,823	$10,899

Operating income:
Industrial Distribution	$12,780	$12,114	$666
Aerospace	15,901	21,419	(5,518)
Net gain (loss) on sale of assets	24	(2)	26
Corporate expense	(11,525)	(8,972)	(2,553)
Operating income	$17,180	$24,559	$(7,379)

Diluted earnings per share	$0.36	$0.54	$(0.18)
Adjustments*	—	(0.07)	0.07
Adjusted diluted earnings per share*	$0.36	$0.47	$(0.11)

Neal Keating, President and Chief Executive Officer stated, “While below last year, our first quarter results were in line with our expectations and provide us confidence to reaffirm our outlook for the full year.  This performance was led by another solid quarter for our Industrial Distribution business, which achieved record quarterly sales and operating profit. Our Aerospace results were lower than the prior year; however, we continue to experience strong order in-take, particularly for our bearing products.

Industrial Distribution sales rose 7.9% versus prior year and 9.6% when measured on a sales per sales day basis. Growth from our acquisitions outpaced organic growth which grew 3.3% on sales per sales day basis. We continue to focus on key initiatives aimed at increasing gross margin rates for this business, which resulted in record gross margin for the quarter, and our seventh consecutive quarter of year over year improvement.

Aerospace sales declined 5.7% primarily due to lower customer requirements on our BLACK HAWK programs, the lower volume of work under our Unmanned K-MAX® Program and the timing and mix of various other programs across the segment. During the quarter we encountered JPF test failures that required us to suspend lot acceptance testing and fuze deliveries. Although this resulted in fewer than expected JPF shipments, we delivered more fuzes to the U.S. Government in this quarter than we did in the first quarter of the prior year. As we have indicated in the past, we anticipate JPF production interruptions will occur from time to time due to the difficulties associated with the extreme parameters of the acceptance tests and the sensitive nature of the production materials. We are working closely with our customer to review our findings and anticipate that we will receive approval to return to lot acceptance testing, on this important sole source program in early May. Despite these failures, we have been able continue production of fuze subassemblies, which will allow us to implement any required changes and return to acceptance testing quickly. In addition, we have more than adequate production and test capacity over the next several quarters to meet our plan for the year.

The performance of the two K-MAX aircraft deployed in Afghanistan has been outstanding. We are proud of the performance of the aircraft, which have maintained 95% flight availability and have now delivered over one million pounds of supplies to forward operating bases and combat outposts.

As we look ahead, we remain focused on a variety of growth opportunities and expect our performance to improve significantly through the balance of the year.  We believe that our Industrial Distribution business will be a steady performer throughout the year and that we have built a platform for long-term growth.  In our Aerospace business, start-up costs on our new programs will continue to provide some downside pressure on our near-term margins; however, we are confident that these new programs will provide significant contributions in the future. This year, we expect an acceleration of JPF shipments as we fulfill a strong backlog of orders, while continuing to benefit from increasing build rates for commercial aircraft and our participation on key military retrofit programs. Longer-term, we have opportunities to benefit from sales of SH-2G and K-MAX helicopters.”

Segment reports follow:

Industrial Distribution segment

Sales increased 7.9% in the 2012 first quarter to $257.6 million compared to $238.9 million a year ago. Acquisitions contributed $14.6 million in sales in the quarter (sales from acquisitions are classified as organic beginning with the thirteenth month following the acquisition). On a sales per sales day* basis, sales increased 9.6% over last year's first quarter, with organic sales representing 3.3% of the increase. (See Table 3 for additional details regarding the Segment's sales per sales day performance.) Sales growth was driven by increases in machinery manufacturing, durable goods, mining, and primary metal manufacturing, offset by declines in sales volume in the food, beverage and paper manufacturing industries.

Segment operating income for the first quarter of 2012 was $12.8 million compared to operating income of $12.1 million in the first quarter of 2011. The operating profit margin for the first quarter of 2012 was 5.0%. In comparison, the operating profit margin was 4.8% in the fourth quarter of 2011 and 5.1% in the first quarter of 2011. Operating profit was higher year over year as a result of higher sales volume and increased gross profit, which reached a record level in the quarter. Operating margin for 2012 was impacted by significantly higher pension and employee medical expenses.

Aerospace segment

Sales were $131.1 million, a decrease of $7.9 million from sales of $139.0 million in the first quarter of 2011. During the first quarter of 2012 the segment experienced lower sales from a variety of programs. These lower sales were a result of expected fluctuations in mix and timing of deliveries. Programs generating lower sales were Unmanned K-MAX, BLACK HAWK fuselage joining and installation, BLACK HAWK cockpit production, C-17, certain missile fuze programs and the direct commercial sales of the Joint Programmable Fuze. These reductions were somewhat offset by strong performance from bearing product lines, increased shipments of the JPF to the U.S. Government, the Egyptian SH-2G(E) maintenance and upgrade program, and contributions from the acquisition of Vermont Composites.

Operating income for the first quarter of 2012 was $15.9 million, compared to operating income of $21.4 million in the 2011 first quarter. The operating margin in this year's first quarter was 12.1% as compared to 15.4% in the comparable period in the prior year. The lower sales volume on our Unmanned K-MAX program, the customer-driven volume reductions under our Sikorsky BLACK HAWK programs and the timing of deliveries under our legacy fuze programs accounted for approximately $6.5 million of the operating profit reduction when compared to the first quarter of the prior year. The operating profit margin was also impacted by higher employee medical expenses.

Other

First quarter 2011 results include a non-recurring benefit of $2.4 million or $0.07 per diluted share related to the death of a former executive.

Outlook

The Company's expectations for 2012 are reaffirmed as follows:

•	Aerospace segment sales of $605 million to $625 million, up 11% to 14% over 2011

•	Aerospace segment operating margin of 15.7% to 16.0%

•	Industrial Distribution segment sales of $1,025 million to $1,055 million, up 8% to 11% over 2011

•	Industrial Distribution segment operating margin of 5.4% to 5.6%

•	Interest expense of approximately $13.5 million

•	Corporate expenses of approximately $44 million to $46 million

•	Tax rate of approximately 35%

•	Free cash flow* of $30 million to $35 million

Chief Financial Officer, William C. Denninger, commented, "Overall, our earnings were lower than the first quarter of the prior year due to the sales mix and timing of deliveries within Aerospace and higher employee medical expenses. We experienced solid performance from Industrial Distribution and strong performance from our bearing product lines, which are benefiting from increasing commercial build rates. We received $156 million in new Aerospace orders during the quarter, bringing our backlog to $557 million and providing us confidence in our outlook for the year."

Please see the MD&A section of the Company's SEC Form 10-Q filed concurrent with the issuance of this release for greater detail on our results and various company programs.

A conference call has been scheduled for tomorrow, May 1, 2012 at 8:30 AM EDT. Listeners may access the call live over the Internet through a link on the home page of the Company's website at http://www.kaman.com. In its discussion, management may include certain non-GAAP measures related to company performance. If so, a reconciliation of that information to GAAP, if not provided in this release, will be provided in the exhibits to the conference call and will be available through the Internet link provided above.

Table 2. Summary of Segment Information (in thousands)
	For the three months ended
	March 30, 2012	April 1, 2011
Net sales:
Industrial Distribution	$257,638	$238,870
Aerospace	131,084	138,953
Net sales	$388,722	$377,823

Operating income:
Industrial Distribution	$12,780	$12,114
Aerospace	15,901	21,419
Net gain (loss) on sale of assets	24	(2)
Corporate expense	(11,525)	(8,972)
Operating income	$17,180	$24,559

Non-GAAP Measure Disclosure

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures indicated by an asterisk (*) used in this release or in other disclosures provide investors with important perspectives into the Company's ongoing business performance. The Company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. We define the non-GAAP measures used in this report and other disclosures, as follows:

Organic Sales per Sales Day - Organic sales per sales day is defined as GAAP “Net sales from the Industrial Distribution segment” less sales derived from acquisitions, divided by the number of sales days in a given period. Sales days are essentially business days that the Company's branch locations are open for business and exclude weekends and holidays.  Sales days are provided as part of this release.  Management believes organic sales per sales day provides investors with an important perspective on how net sales may be impacted by the number of days the segment is open for business.

Management uses organic sales per sales day as a measurement to compare periods in which the number of sales days differ.  The following table illustrates the calculation of organic sales per sales day using “Net sales: Industrial Distribution” from the “Segment and Geographic Information” footnote in the “Notes to Condensed Consolidated Financial Statements” from the Company's Form 10-Q filed with the Securities and Exchange Commission on April 30, 2012. Sales from acquisitions are classified as organic beginning with the thirteenth month following the acquisition.

Table 3. Industrial Distribution - Organic Sales Per Sales Day (in thousands, except days)
	For the three months ended
	March 30, 2012	April 1, 2011
Net sales: Industrial Distribution	$257,638	$238,870
Acquisition related sales	14,584	—
Organic sales	$243,054	$238,870
Sales days	64	65
Organic sales per sales day	$3,798	$3,675

Free Cash Flow - Free cash flow is defined as GAAP “Net cash provided by (used in) operating activities” less “Expenditures for property, plant & equipment.” Management believes free cash flow provides investors with an important perspective on the cash available for dividends to shareholders, debt repayment, and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. The following table illustrates the calculation of free cash flow using “Net cash provided by (used in) operating activities” and “Expenditures for property, plant & equipment”, GAAP measures from the Condensed Consolidated Statements of Cash Flows included in this release.

Table 4. Free Cash Flow (in thousands)
For the three months ended
March 30, 2012
Net cash provided by (used in) operating activities	$(23,771)
Expenditures for property, plant & equipment	(5,290)
Free Cash Flow	$(29,061)

Debt to Capitalization Ratio - Debt to capitalization ratio is calculated by dividing debt by capitalization. Debt is defined as GAAP “Notes payable” plus “Current portion of long-term debt” plus “Long-term debt, excluding current portion.” Capitalization is defined as Debt plus GAAP “Total shareholders' equity.” Management believes that debt to capitalization is a measurement of financial leverage and provides investors with an insight into the financial structure of the Company and its financial strength. The following table illustrates the calculation of debt to capitalization using GAAP measures from the condensed consolidated balance sheets included in this release.

Table 5. Debt to Capitalization (in thousands)
	March 30, 2012	December 31, 2011
Notes payable	$4,335	$1,685
Current portion of long-term debt	5,000	5,000
Long-term debt, excluding current portion	228,098	198,522
Debt	237,433	205,207
Total shareholders' equity	385,702	373,071
Capitalization	$623,135	$578,278
Debt to capitalization	38.1%	35.5%

Table 6. Reconciliation of Non-GAAP Financial Information
(In thousands except per share amounts)
	For the three months ended
	March 30, 2012	April 1, 2011

GAAP corporate expense, pre-tax	$(11,525)	$(8,972)
Non-recurring benefit associated with the death of a former executive	—	(2,368)
Non-GAAP adjusted corporate expense, pre-tax	$(11,525)	$(11,340)

NET EARNINGS:
GAAP net earnings as reported	$9,403	$14,192
Non-recurring benefit associated with the death of a former executive, net of tax	—	(1,907)
Non-GAAP adjusted net earnings	$9,403	$12,285

GAAP earnings per common share - diluted	$0.36	$0.54
Non-recurring benefit associated with the death of a former executive, net of tax	—	(0.07)
Non-GAAP adjusted net earnings per common share diluted	$0.36	$0.47

Diluted weighted average shares outstanding	26,463	26,355

About Kaman Corporation
Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company's SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  The company is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across North America.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.

Forward-Looking Statements

This release contains forward-looking information relating to the Company's business and prospects, including the Aerospace and Industrial Distribution businesses, operating cash flow, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the Company does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) satisfactory conclusion to government inquiries or investigations regarding government programs, including satisfactory resolution of the Wichita subpoena matter; 5) domestic and foreign economic and competitive conditions in markets served by the Company, particularly the defense, commercial aviation and industrial production markets; 6) risks associated with successful implementation and ramp up of significant new programs; 7) potential difficulties associated with variable acceptance test results, given sensitive production materials and extreme test parameters; 8) successful resale of the SH-2G(I) aircraft, equipment and spare parts; 9) receipt and successful execution of production orders for the JPF U.S. government contract, including the exercise of all contract options and receipt of orders from allied militaries, as all have been assumed in connection with goodwill impairment evaluations; 10) continued support of the existing K-MAX® helicopter fleet, including sale of existing K-MAX® spare parts inventory; 11) cost estimates associated with environmental remediation activities at the Bloomfield, Moosup and New Hartford, CT facilities and our U.K. facilities; 12) profitable integration of acquired businesses into the Company's operations; 13) changes in supplier sales or vendor incentive policies; 14) the effects of price increases or decreases; 15) the effects of pension regulations, pension plan assumptions, pension plan asset performance and future contributions; 16) future levels of indebtedness and capital expenditures; 17) future availability of credit; 18) continued availability of raw materials and other commodities in adequate supplies and the effect of increased costs for such items; 19) the effects of currency exchange rates and foreign competition on future operations; 20) changes in laws and regulations, taxes, interest rates, inflation rates and general business conditions; 21) future repurchases and/or issuances of common stock; and 22) other risks and uncertainties set forth in the Company's annual, quarterly and current reports, proxy statements and other filings with the SEC. Any forward-looking information provided in this release should be considered with these factors in mind. The Company assumes no obligation to update any forward-looking statements contained in this release.

###

Contact: Eric Remington
V.P., Investor Relations
(860) 243-6334
Eric.Remington@kaman.com

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)

	For the three months ended
	March 30, 2012	April 1, 2011
Net sales	$388,722	$377,823
Cost of sales	282,654	273,194
Gross profit	106,068	104,629
Selling, general and administrative expenses	88,912	80,068
Net (gain)/loss on sale of assets	(24)	2
Operating income	17,180	24,559
Interest expense, net	2,879	3,070
Other (income) expense, net	(247)	(389)
Earnings before income taxes	14,548	21,878
Income tax expense	5,145	7,686
Net earnings	$9,403	$14,192

Net earnings per share:
Basic net earnings per share	$0.36	$0.54
Diluted net earnings per share	$0.36	$0.54
Average shares outstanding:
Basic	26,294	26,126
Diluted	26,463	26,355
Dividends declared per share	$0.16	$0.14

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Income
(In thousands)

	For the three months ended
	March 30, 2012	April 1, 2011
Net earnings	$9,403	$14,192
Other comprehensive income, net of tax:
Foreign currency translation adjustments	3,697	4,172
Change in unrealized loss on derivative instruments, net of tax expense of $0 and $75, respectively	—	121
Pension plan adjustments, net of tax expense of $834 and $340, respectively	1,361	554
Comprehensive income	$14,461	$19,039

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	March 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$15,596	$14,985
Accounts receivable, net	207,589	190,081
Inventories	352,867	339,846
Deferred income taxes	25,263	25,018
Income taxes receivable	—	527
Other current assets	25,746	29,645
Total current assets	627,061	600,102
Property, plant and equipment, net of accumulated depreciation of $147,232 and $142,657, respectively	112,788	111,895
Goodwill	154,494	153,267
Other intangible assets, net	72,828	73,816
Deferred income taxes	37,811	38,434
Other assets	17,329	18,884
Total assets	$1,022,311	$996,398
Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable	$4,335	$1,685
Current portion of long-term debt	5,000	5,000
Accounts payable – trade	107,591	106,025
Accrued salaries and wages	27,253	35,766
Current portion of amount due to Commonwealth of Australia	6,635	6,487
Other accruals and payables	57,225	62,748
Income taxes payable	4,396	987
Total current liabilities	212,435	218,698
Long-term debt, excluding current portion	228,098	198,522
Deferred income taxes	6,932	6,827
Underfunded pension	131,285	135,829
Due to Commonwealth of Australia, excluding current portion	—	6,566
Other long-term liabilities	57,859	56,885
Commitments and contingencies	—	—
Shareholders' equity:
Preferred stock, $1 par value, 200,000 shares authorized; none outstanding	—	—
Common stock, $1 par value, 50,000,000 shares authorized; voting; 26,626,711 and 26,495,828 shares issued, respectively	26,627	26,496
Additional paid-in capital	112,494	109,584
Retained earnings	366,580	361,389
Accumulated other comprehensive income (loss)	(112,888)	(117,946)
Less 279,417 and 258,424 shares of common stock, respectively, held in treasury, at cost	(7,111)	(6,452)
Total shareholders’ equity	385,702	373,071
Total liabilities and shareholders’ equity	$1,022,311	$996,398

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)

	For the three months ended
	March 30, 2012	April 1, 2011
Cash flows from operating activities:
Net earnings	$9,403	$14,192
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	6,671	5,299
Accretion of convertible notes discount	426	405
Change in allowance for doubtful accounts	123	137
Net (gain) loss on sale of assets	(24)	2
Change in amount Due to Commonwealth of Australia, net of gain (loss) on derivative instruments	(189)	(165)
Stock compensation expense	1,697	1,785
Excess tax (expense) benefit from share-based compensation arrangements	(306)	(205)
Deferred income taxes	(496)	(498)
Changes in assets and liabilities, excluding effects of acquisitions/divestures:
Accounts receivable	(16,880)	(19,748)
Inventories	(11,898)	(2,976)
Income tax receivable	527	2,420
Other current assets	5,600	10,609
Accounts payable-trade	229	2,876
Accrued contract losses	30	(219)
Advances on contracts	(443)	8,652
Other accrued expenses and payables	(22,171)	(29,985)
Income taxes payable	3,392	3,966
Pension liabilities	(2,281)	(10,093)
Other long-term liabilities	2,819	(415)
Net cash provided by (used in) operating activities	(23,771)	(13,961)
Cash flows from investing activities:
Proceeds from sale of assets	16	57
Expenditures for property, plant & equipment	(5,290)	(7,218)
Acquisition of businesses including earn out adjustments, net of cash received	—	(530)
Other, net	3	2,224
Cash provided by (used in) investing activities	(5,271)	(5,467)
Cash flows from financing activities:
Net borrowings (repayments) under revolving credit agreements	32,946	5,713
Debt repayment	(1,250)	(1,250)
Net change in book overdraft	887	1,492
Proceeds from exercise of employee stock awards	1,342	1,073
Purchase of treasury shares	(659)	(478)
Dividends paid	(4,198)	(3,857)
Debt issuance costs	—	(30)
Windfall tax (expense) benefit	306	205
Other	—	(414)
Cash provided by (used in) financing activities	29,374	2,454
Net increase (decrease) in cash and cash equivalents	332	(16,974)
Effect of exchange rate changes on cash and cash equivalents	279	422
Cash and cash equivalents at beginning of period	14,985	32,232
Cash and cash equivalents at end of period	$15,596	$15,680